UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 14, 2011

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2011, subject to the terms described herein, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of iGATE Corporation (the “Company”) approved (i) an increase to the 2010 annual bonus to the Chief Financial Officer, Mr Sujit Sircar, from Rs. 2,342,426 to Rs. 4,684,852 and (ii) an increase to the 2010 annual bonus to the Chief Delivery Officer, Mr. Sean Suresh Narayanan (together with Mr. Sircar, the “Executives”), from Rs. 3,705,034 to Rs. 7,043,272. Since the Executives are employees of iGATE Global Solutions Limited, these increases require the approval of the shareholders of iGATE Global Solutions Limited, and, as a result, the Compensation Committee’s approval was made subject to the receipt of these approvals. The shareholders of iGATE Global Solutions Limited approved the increases to the Executives’ 2010 annual bonuses on February 14, 2011.

In connection with the increases to the Executives’ annual bonuses, as described herein, iGATE Global Solutions Limited entered into amendment agreements (the “Amendment Agreements”) with the Executives, which amend the Executives’ existing employment agreements to reflect their increased annual bonus amounts with retroactive effect to January 1, 2010.

This description of the Amendment Agreements is a summary and does not purport to be a complete description and is qualified in its entirety by reference to the Amendment Agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1	Amendment Agreement, effective January 1, 2010, by and between iGATE Global Solutions Limited and Sean Suresh Narayanan.

10.2	Amendment Agreement, effective January 1, 2010, by and between iGATE Global Solutions Limited and Sujit Sircar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

February 16, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment Agreement, effective January 1, 2010, by and between iGATE Global Solutions Limited and Sean Suresh Narayanan.

10.2	Amendment Agreement, effective January 1, 2010, by and between iGATE Global Solutions Limited and Sujit Sircar.